Exhibit 10.11

BALDWIN TECHNOLOGY COMPANY, INC.
MANAGEMENT INCENTIVE COMPENSATION PLAN
AS APPROVED AUGUST 2008

I	Objective

The purpose of the Baldwin Technology Company, Inc. (the “Company” or “Baldwin”) Management Incentive Compensation Plan (“MICP” or the “Plan”) is to provide a financial incentive (bonus) to key Baldwin employees around the world to work together for the common good of the Company as the Company pursues its strategic business initiatives.

II	MICP Criteria and Implementation

A. The MICP is designed to encourage participants to work together and cooperate with one another for the overall benefit of Baldwin. It is also designed to recognize, motivate, and reward participants for their efforts and contributions on a regional/business unit, as well as on a consolidated total company basis.

B. There are seven bonus percentage classifications ranging from 7.5% to 50%. A participant is eligible to participate in the MICP at a target bonus percentage of his/her base salary in effect on July 1st of any given fiscal year. This percentage, when multiplied by the participant’s base salary, is his/her 100% bonus opportunity.

C. The fiscal year AOP MICP objectives will be the fiscal year AOP year-end Profit Before Tax (PBT), fiscal year AOP average Days Sales Outstanding (DSO) and fiscal year average Days of Inventory (DOI)1, and payment of the MICP will be based on achieving those objectives.

D. One-half (50%) of each participant’s 100% target bonus opportunity will be based on total company achievement of consolidated fiscal year AOP MICP objectives, and one-half (50%) of each participant’s 100% target bonus opportunity will be based on the participant’s region/business unit achievement of its fiscal year AOP MICP objectives. The target bonus opportunity for the Baldwin Leadership Team (BLT) and all corporate personnel will only be based on consolidated total company performance.

E. Performance against each MICP objective for both consolidated total company and the regional/business units will be measured on a sliding scale that equates 80% achievement of each fiscal year AOP MICP objective to a zero percent (0%) bonus and 100% achievement of each fiscal year AOP MICP objective to a one-hundred percent (100%) bonus. In other words, there will not be any bonus for achieving 80% or less of a fiscal year AOP MICP objective, and there will be a one-hundred percent (100%) bonus opportunity for achieving 100% of a fiscal year AOP MICP objective. The sliding scale means that each one percent (1%) achievement of a bonus objective above 80% earns 5% of the bonus. For example, ninety percent (90%) achievement of each fiscal year AOP MICP target equates to a fifty percent (50%) bonus opportunity. Note that in all cases the expense of the bonus to be paid must be included in operating expenses in determining whether or not the objective has been achieved.

F. A bonus may be earned in addition to the target bonus opportunity by exceeding the objectives specified in C), above. To the extent that consolidated company or the region/business unit results exceed the fiscal year AOP year-end Profit Before Tax MICP objectives, fiscal year AOP average Days Sales Outstanding MICP objectives and fiscal year AOP average Days of Inventory MICP objectives by 0% to 20%, the 100% bonus opportunity can be increased on a sliding scale by an additional zero percent (0%) to fifty percent (50%). Under the sliding scale for excess bonus, for each 1% achievement above target, the excess bonus increases by 2.5%. The maximum bonus opportunity is capped at one hundred fifty percent (150%) (1.5 times the 100% bonus percentage).

1 NOTE: Adjustment will be made to remove the effect of any accounting entries recorded during the fiscal year for items such as management fees, net restructuring charges, strategic acquisitions, other non-operating sources of expenses, income, etc. when comparing actual performance against AOP for the purpose of bonus calculations.

The following chart illustrates various achievement levels against fiscal year AOP year-end Profit Before Tax, average Days Sales Outstanding and average Days of Inventory MICP objectives.

Achievement Against	Percent of Bonus
AOP PBT/DSO/DOI MICP Target	Opportunity

80% or Less	0%
90%	50%
100%	100%
110%	125%
120%	150%
130%	150%

G. The calculations for total company and region/business unit MICP bonuses are independent of one another, as are the calculations for the percentage achievement against each fiscal year AOP MICP objective. This means that there are a total of six (6) independent calculations associated with each bonus (except members of corporate headquarters and the BLT, which have three (3) independent calculations). In both the total company and region/business unit calculations, the fiscal year AOP Profit Before Taxes will be weighted at 70%, while average Days Sales Outstanding and average Days of Inventory will be weighted at 15% each.

III	MICP Fiscal Year Targets

A. The MICP provides that each eligible participant earn a bonus upon the achievement of certain MICP performance targets. (The type of targets are the same for both corporate and the region/business units). Both total company and the region/business units have three quantitative performance objectives whose purpose is to focus the Company’s attention on earnings (through the year-end Profit Before Tax) and on cash management (through an improvement in managing our balance sheet assets of Accounts Receivable and Inventory throughout the year).

B. 70% Weighting — FY AOP Profit Before Taxes

C. 15% Weighting — FY AOP average Days Sales Outstanding

D. 15% Weighting — FY AOP average Days of Inventory

IV	Administrative

A.	New Participants

Any newly hired, promoted or transferred employee who was not in the MICP Plan and becomes eligible as a result of being newly hired, promoted or transferred will participate in the MICP on a pro-rated basis from the date of such occurrence. All new participants must be approved by the President & CEO and Chief Financial Officer of Baldwin Technology Company, Inc.

B.	Termination, Retirement or Death

Unless otherwise stipulated in a participant’s employment agreement (which employment agreement has been approved by the Compensation Committee of the Board of Directors of the Company), a participant who terminates voluntarily or is terminated for just cause (or summary dismissal) prior to a payout of any bonus under this Plan as outlined in Section IV (D) below, will not receive payment under this Plan. In the case of retirement or death or involuntary termination of a participant before the fiscal year-end of the bonus plan year, payment will be made on a pro-rated basis consistent with the time such employee worked in the fiscal year.

C.	Payout

At fiscal year-end, actual financial performance results will be compared to the performance criteria and the payout for each participant will be calculated using the foreign exchange rate in effect on June 30th of that fiscal year. Any payout from the Plan will occur with the first eligible pay period following the year-end earnings release but no later than December 31st following the end of the fiscal year.

D.	Plan Changes

Unless otherwise stipulated in a participant’s employment agreement (which employment agreement has been approved by the Compensation Committee of the Board of Directors of the Company), all information contained herein including the MICP targets and the payout of bonuses (either as a whole or individually) under this Plan may be changed as considered appropriate (for matters such as acquisitions, etc.) at the sole discretion of the President & Chief Executive Officer of the Company, provided that the changes to the Plan must be approved by the Compensation Committee of the Board of Directors of the Company.

E.	Change of Control

In the event of involuntary separation of a participant within ninety (90) days of a Change of Control in the Company’s ownership, payment will be made on a pro-rata basis consistent with the time such participant worked during the fiscal year.

F.	Authorized Bonus Plan

This Management Incentive Compensation Plan is the only authorized bonus plan of Baldwin Technology Company, Inc. To the extent that any other bonus plans or agreements to pay an employee a bonus exist, based on corporate, business unit, personal, etc. performance, they must be communicated to the Direct of Human Resources of Baldwin Technology Company, Inc, who will determine the appropriate disposition of those plans and eligibility of their participants for the MICP.